UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 29, 2025

Motorsport Games Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39868	86-1791356
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3350 SW 148th Avenue, Suite 207 Miramar, FL	33027
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (305) 413-0812

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, $0.0001 par value per share	MSGM	The Nasdaq Stock Market LLC (The Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 29, 2025, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board” or the “Board of Directors”) and the Board of Motorsport Games Inc. (the “Company”) held separate meetings to discuss and ultimately approve certain updates to the compensation of the executive officers (the “Executives”) of the Company (Stephen Hood, the Chief Executive Officer, and Stanley Beckley, the Chief Financial Officer (by teleconference) and the members of the Board of Directors. The Compensation Committee met and recommended that the Board approve the changes to the compensation of the Executives and the Board described in this Current Report on Form 8-K.

To assist the Compensation Committee in making these compensation recommendations to the Board, the Compensation Committee retained Alliant Human Capital (“Alliant”), a leading compensation consulting firm. Alliant provided the Compensation Committee and the Board with a written report that provided a review of relevant Company peers in order to inform the Board and the Compensation Committee regarding market positioning in both executive and director compensation at peer group companies, such that the Board and Compensation Committee would have insight regarding market-competitive reward levels and structures, while understanding what may also be consistent with compensation that is considered “best practice.”

In addition, no equity awards were granted to the Executives or the Board in 2024 or 2025 in light of the fact that equity awards are not available at this time due to the Company’s inability to obtain stockholder approval to increase the number of shares of Class A common stock that may be issued as awards under the Company’s 2021 Equity Incentive Plan (the “Incentive Plan”).

Executive Officers

Based on the foregoing and other factors, the Compensation Committee recommended, and the Board approved, the following compensation for the Executives: (1) effective September 1, 2025, the Chief Executive Officer’s annual base salary was increased to $485,000, and the Chief Financial Officer’s annual base salary was increased to $300,000; and (2) a catch-up bonus for 2024, will be paid in September 2025, to the Chief Executive Officer in the amount of $50,000 and to the Chief Financial Officer in the amount of $30,000. In addition, the Compensation Committee recommended, and the Board approved, four key metrics that must be met in order for the Executives to receive an annual bonus for 2025, with each metric accounting for 25% of any potential bonus. The 2025 annual bonus (if any) will be paid in cash in the first fiscal quarter of 2026 and was set at 50% of the Chief Executive Officer’s annual base salary and 20% of the Chief Financial Officer’s annual base salary.

Board of Directors

Based on the foregoing and other factors, the Compensation Committee recommended, and the Board approved, the following compensation for the members of the Board of Directors (effective September 1, 2025, unless otherwise noted): (1) eliminate per-meeting Board member fees, (2) increase annual cash retainer for each Board member from $25,000 to $40,000; (3) the annual compensation for Committee Chairs will be as follows: (i) Audit Committee ($20,000); (ii) Compensation Committee ($15,000); and Nominating and Corporate Governance Committee ($10,000); (4) the annual compensation for members of each of the Committees of the Board will be: (i) Audit Committee Members ($8,000); (ii) Compensation Committee Members ($5,000); and (iii) Nominating and Corporate Governance Committee Members ($2,500); (5) the annual compensation for the Chairman of the Board will be $15,000 (effective (and pro rated) as of the date of his appointment as Chairman). All cash retainers are paid quarterly in advance.

In addition, pursuant to the Company’s existing agreement and as disclosed in the Company’s public filings, each non-employee director is entitled to receive an annual cash payment as well as an annual stock option award under the Incentive Plan to purchase such number of shares of the Company’s Class A common stock that will equal $75,000 divided by the closing trading price of the Class A common stock on the date of each such grant, which will vest one year from the date of grant. Upon the occurrence of certain corporate events, including a “Change of Control” (as defined in the Incentive Plan) of the Company, all such stock option awards will immediately vest. As stated above, no equity awards have been granted in 2024 and 2025 due to the lack of shares of Class A common stock allocated under the Incentive and the Company’s inability to obtain stockholder approval to increase the number of shares of Class A common stock that may be issued as awards under the Incentive Plan. As a result, each non-employee Director did not receive multiple, annual stock option awards under the Incentive Plan that each respective Director was entitled to receive in 2024 and 2025. The Board unanimously agreed to acknowledge and approve that the Company shall remain legally obligated to issue any prior equity compensation to each Director that was owed and not granted (or agree to pay an equivalent amount in cash or other consideration acceptable to the Director) upon a “Change of Control” (as defined in the Incentive Plan) or if a Board member ceases to serve as a Director of the Company for any reason other than for “Cause” (as defined in the Incentive Plan).

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Motorsport Games Inc.

Date: September 5, 2025	By:	/s/ Stephen Hood
Stephen Hood
Chief Executive Officer and President

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